Exhibit 99.1


       The Middleton Doll Company Reports First Quarter Results

              Annual Meeting Remarks Highlight Strategic
       Actions To Improve Results of Consumer Products Segment


    PEWAUKEE, Wis.--(BUSINESS WIRE)--May 12, 2003--The Middleton Doll Company (Nasdaq:DOLL) today reported net income of $481,245 or $0.13 per diluted share for the first quarter ended March 31, 2003, a 20% increase from net income of $401,066 or $0.11 per diluted share for the same period in 2002.
    George R. Schonath, president and chief executive officer of The Middleton Doll Company, said the improvement in first quarter results was primarily due to gains on the sale of properties and the sale of interest rate swap contracts in the company's financial services segment.
    At The Middleton Doll Company's annual meeting on May 8, 2003, Schonath outlined the factors behind the continued decline in performance in the company's consumer products segment and discussed strategic actions designed to improve results over the long term.
    "In December 2002, after two years of disappointing sales and operating losses at our Lee Middleton Original Dolls subsidiary, we realized that we had pursued a failed play doll strategy that was based upon the belief that an artist-designed, high quality doll with a beautiful face and the Middleton brand name could be sold through high-volume retailers at a competitive price. Instead, we found that high-volume retailers preferred national advertising campaigns to support the sale of play dolls, making the quality and appearance of the play dolls secondary," said Schonath.
    "During this same period, we were ambushed by competition with dolls produced in China that are 'knock-offs' of our copyrighted artist-designed collectible dolls. These knock-off dolls are being sold at substantial discounts to our Artists Studio Collection of collectible dolls. These changes in the competitive marketplace have created a difficult sales situation that has been compounded by the slowdown in consumer spending related to the soft economy," explained Schonath.
    "Under the leadership of Iain Macfarlane, our new CEO, we have redesigned our strategic plan to address the competitive and internal issues that are impacting our performance. This plan has several components. First, we are taking legal steps to prevent dolls manufactured in China from infringing on our copyrights. Second, we are reducing our cost of business as we unwind an infrastructure developed for the failed play doll strategy. We reduced operating expenses by $3 million in 2002 and are on track for an additional $1.6 million, due in part to the closing of Lee Middleton's manufacturing facility in Belpre, Ohio, for five weeks beginning March 24 to bring inventory in line with current sales rates. On April 28, we recalled 28 of the 48 employees at this facility. Third, we are focusing on top-line growth with the introduction of innovative new products and expansion into new markets. Our new technology-enhanced collectible baby doll called Treasured Child has a unique articulated body that will differentiate us in the marketplace. We are introducing a new line of 8" - 9" replicas of our successful full-size Artist Studio Collection dolls that are specifically designed for smaller gift stores, which is a new market for us. We are continuing to pursue the expansion of our highly successful Newborn Nursery Adoption Centers that are unique in providing an emotional experience as children 'adopt' their new baby doll. Additionally, we are expanding our dealer base and strengthening the successful relationships we have built with our existing dealers over the past 25 years," said Schonath.
    "The decline in performance in our consumer products segment has been partially offset by the improved results of License Products, Inc., a wholly-owned subsidiary of Lee Middleton Original Dolls. License Products, which designs and markets wall clocks that are sold to Kohl's and Bed Bath & Beyond, was acquired from previous shareholders in 1990. This acquisition was part of a restructuring of a secured working capital loan to the company. Under current management, the turnaround of the business has resulted in increasing sales and profits and we are optimistic about its contribution to shareholder value in future years," said Schonath.
    "We believe the refocused strategies of Lee Middleton Original Dolls, combined with the increased sales and earnings of License Products, will result in improved performance for The Middleton Doll Company over the long term," said Schonath.

    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer, manufacturer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of wall clocks that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust
(REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Significant risks and uncertainties include (i) the continuing effect of adverse economic conditions and (ii) the effect of increasing competition in the collectible doll market. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


               The Middleton Doll Company news releases are available on-line 24 hours a day at:
                  http://www.middletondollcompany.com

                      The Middleton Doll Company
                          (NASDAQ/NMS:DOLL)
                             (Unaudited)

STATEMENTS OF OPERATIONS BY SEGMENT
-----------------------------------
                                              Three months ended
                                       March 31, 2003   March 31, 2002
                                       --------------   --------------
Consumer Products:
Net sales                               $  3,911,868     $  5,584,106
Cost of sales                              2,207,399        3,141,995
                                       --------------   --------------
  Gross profit                             1,704,469        2,442,111

Other expenses (income):
  Operating expenses                       2,189,396        2,515,201
  Interest/rental expense to parent          217,661          182,113
  Management fees to parent                  120,000          103,858
  Other expense (income)                      (5,213)          35,359
  Income tax expense (benefit)              (324,799)        (118,264)
  Minority interest in earnings
   of subsidiary                              (4,872)          11,910
                                       --------------   --------------
    Total other expenses (income)          2,192,173        2,730,177

Net income                              $   (487,704)    $   (288,066)
                                       ==============   ==============
Financial Services:
Net rental/interest income:
  Interest on loans                     $    927,372     $  1,369,183
  Rental income                              811,454          976,176
  Interest/rental income from subsidiary     217,661          182,113
  Interest expense                          (797,957)      (1,035,721)
                                       --------------   --------------
    Total net rental/interest income        1,158,530       1,491,751
Other income:
  Other income (expense)                      12,973          135,350
  Management fees from subsidiary            120,000          103,858
  Gain on sale of swap contract              484,304                -
  Gain on sale of property                   303,570              893
                                       --------------   --------------
    Total other income                       920,847          240,101
Other expenses:
  Depreciation expense on leased properties  189,117          216,193
  Other operating expenses                   454,384          467,099
  Income tax expense (benefit)               107,499                -
                                       --------------   --------------
    Total other expenses                     751,000          683,292

Preferred stock dividends expense            359,428          359,428
                                       --------------   --------------

Net income                              $    968,949       $  689,132
                                       ==============   ==============

STATEMENTS OF OPERATIONS - COMBINED
-----------------------------------
Net income:
  Consumer Products                     $   (487,704)    $   (288,066)
  Financial Services                         968,949          689,132
                                       --------------   --------------
Net income available to common
 shareholders                           $    481,245     $    401,066

Earnings Per Share - Basic              $       0.13     $       0.11
Earnings Per Share - Diluted            $       0.13     $       0.11

Average shares outstanding - Basic         3,727,589        3,727,589
Average shares outstanding - Diluted       3,727,589        3,727,589



    CONTACT: The Middleton Doll Company
             George R. Schonath, 262/523-4300